COMMERICAL LEASE
FOR A BUILDING FOR FUTURE COMPLETION (BEFA)

BY AND BETWEEN

CIRMAD

AND

LDR MEDICAL

COMMERCIAL LEASE

Governed by the provisions of Articles L.145-1 and ff. of the Commercial Code

BY AND BETWEEN THE UNDERLINED

CIRMAD EST, a company having capital of FIFTEEN THOUSAND EUROS (15,000€), whose registered office is at Nancy (54000), 35 Avenue du XXème Corps, registered with the Nancy Trade and Business Register under number378 686 950.
Represented by Laurent Mourey, Director, acting as agent of Martial Desruelles, manager of CIRMAD EST, pursuant to a power of attorney granted January 30, 2015 (Schedule 1)
Mr. Martial Desruelles acting in its capacity as manager and having full powers for that purpose under Article L 221-5 of the Commercial Code.

Referred to hereinafter as the "LESSOR"

PARTY OF THE FIRST PART

AND

LDR MEDICAL, a French simplified joint stock company (société par actions simplifiée), registered in the Troyes Trade and Business Register under number 433 924 529, with registered offices at 4 rue Gustave Eiffel, Hôtel de Bureaux 1, 10430 Rosières près Troyes,
Represented by Patrick Richard, Vice-Chairman and Chief Executive Officer (Schedule 1)

Referred to hereinafter as the "LESSEE"

PARTY OF THE SECOND PART

Referred to individually as a "Party" or together as the "Parties"

Table of Contents

Part I - General Conditions		6
1.	Definitions	6
2.	Interpretation	8
3.	Purpose	8
4.	Description	9
4.1	Specifications of the Leased Premises	9
4.2	Survey	10
4.3	Substitution of materials, equipment or machinery	10
5.	Entry and Exit Inventory	10
6.	Execution - Term - Effective Date - Notice - Renewal	10
6.1	Execution and Entry into force of the Lease	11
6.2	Effective Date - Term	11
6.3	Notice	11
6.4	Renewal	11
7.	Intended use	11
8.	Rent	12
8.1	Amount	12
8.2	Conditions for adjusting the Rent - Area actually built	13
8.3	Payment of the Rent	13
8.4	Allocation/charging Priority	13
8.5	Rent for the renewed Lease	14
8.6	Discounting	14
8.7	Rent supplement	15
9.	Indexing - Moving scale clause	15
10.	Tax treatment	16
11.	Charges - Services - Expenses, Contributions, Taxes and Fees	16
11.1	Charges, services, expenses	17
11.2	Contributions, taxes and fees	19
12.	Charges and conditions	19
13.	Penalty clause	19
14.	Security Deposit	19
15.	Maintenance and repair of the Leased premises by the LESSEE	21
16.	Subscriptions - Fluids	22
17.	Changes and embellishment - Improvement Work	23
18.	Work performed by the LESSOR during the Lease	24
19.	Inspection and monitoring of the Leased Premises	24
20.	Furnishings	25
21.	Sublease - Assignment - Contribution to Company - Pledge - Lease management	25
21.1	Sublease	25
21.2	Sale, demerger, merge, universal transmission of assets and contribution	25
21.3	Pledge	26
21.4	Lease management	26
22.	Change in the LESSEE's legal situation	26
23.	Occupation - Usage	26

24.	Environment	27
24.1	Regulatory compliance	27
24.2	Status of natural, mining and technological hazards	27
24.3	Asbestos	27
24.4	Assessment of energy performance	28
24.5	Termites - Wood-boring insects	28
24.6	Environmental Schedule (or "Green Schedule")	28
25.	Returning the Leased Premises and Exit Inventory	28
27.	Insurance - Liability - Resource	29
27.1	LESSOR'S insurance	29
27.2	LESSEE's insurance	30
27.3	Waiver of legal action	31
27.4	Warranties regarding complete performance: ten-year and two-year	32
27.5	Destruction of Leased Premises	33
28.	Termination clause	33
29.	Occupation compensation	34
30.	Subrogation - Substitution option	34
31.	Tolerance - Non waiver	34
32.	Communication	34
33.	Indivisibility	34
34.	Expenses	34
35.	Election of Domicile	35
Part II - Special Conditions		35
36.	Conditions Precedent relating to the Lease	35
37.	Definition of the Completion of the Leased Premises	35
38.	Date of Completion of the Leased Premises - Legitimate causes for delay - Work follow-up	36
38.1	Date of Completion	36
38.2	Legitimate causes of delay	36
38.3	Tracking Committee - Construction site visits	38
38.4	Modifications of structure and interior/exterior layouts/Samples	38
39.	Completion Certification of the Leased Premises - Taking of Possession	38
40.	Disagreement on the Completion and/or the reservations regarding the Leased Premises	42
41.	Conditions for making the Leased Premises available	43
42.	Modification Work	44

RECITALS:

A.
On May 5, 2014, the LESSEE launched a consultation with developers, in the form of a contest, for the construction of the premises that will house its corporate offices. On July 28, 2014, the LESSEE named CIRMAD the winner of this competition.

This project is part of a real estate financing in which the LESSEE will be the tenant of a building developed by CIRMAD as developer, and sold in a future state of construction (VEFA) to a special-purpose vehicle, the civil real estate company Savine 3 A (hereinafter the "Buyer"), the shareholders of which are Crédit Agricole Champagne-Bourgogne, the Caisse des Dépôts et consignations, and the Caisse d’Epargne Lorraine - Champagne-Ardenne.

In the context of this financing, it was stipulated that CIRMAD would sign with the LESSEE a lease for a building for future completion on said building, and that the Buyer will be the Lessor under the effect of a subrogation agreed on by the Buyer and CIRMAD within the BEFA.

The project consists of completing a building with an area of [7,734 m²] in a structure contained within a 28,818 m2 property site in the processing of receiving land numbering located in Quartier Europe de l’Ouest, 5 rue de Berlin, in Sainte Savine -Grand Troyes Business Park (Section 5).

The site consists of the parcel recorded as ZI No. 107 for 1,906 m² and 16,217 m² to be taken in the parcel ZI No. 19 and 10,695 m² to be taken in parcel ZI No. 20.

In this context, and following the deliberation of Grand Troyes of October 14, 2014, CIRMAD plans to acquire a site located in Sainte-Savine (10), with a surface area of approximately 28,818 m² (hereinafter the "Land") on which it wants to construct a building pursuant to the Technical File provided in Schedule 2 (hereinafter the "Building").

B.	The Building represents an interior Net Area of approximately [7,734 m²] corresponding to a Total Rental Area on 3 levels, for primary use as offices.

C.	The Parking Area as defined in Schedule 2 contains 220 spaces for light vehicle parking + 344 m² of unloading zones.

D.	The LESSEE has declared it is interested in leasing the Building and the Parking Area (hereinafter the "Leased Premises").
The Leased Premises, more fully described in Article 4, will be built to take into account the specific architectural and technical specifications defined by the LESSEE in accordance with Technical File attached (Schedule 2).

E.	On the date this document is signed, the following operations have been performed in addition to the signature of the documents stipulated in point A above:
-        By order dated September 25, 2014, the Mayor of Sainte Savine issued the building permit required to build the Building. Since that date, this permit has been purged of any third-party objections, prefecture referral or administrative withdrawal. An affidavit of non-appeal remains attached hereto in Schedule A
-        By order dated February 18, 2015, the Mayor of Sainte Savine issued the amending building permit necessary for the construction of the Building following changes made to the Project. The order issued by the Municipality remains attached hereto in Schedule 4.

It is within this framework that the LESSEE and the LESSOR have agreed to execute this lease for the premises for future completion under the terms and conditions stipulated below, including the Conditions Precedent stipulated in Article 36 (hereinafter the "Lease").

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

PART I - GENERAL CONDITIONS

1.	Definitions

"Completion":	has the meaning given to it in Article 37 of the Lease.

"Buyer":	means SCI Savine 3 A which is acquiring the Building for future completion, to which this Lease shall be transmitted.

"Lease":	means this agreement, including the recitals and schedules hereto.

"Initial Lessor":	means the CIRMAD company as it is identified at the beginning of this Lease.

"Final Lessor":	means the Buyer, i.e. SCI Savine 3 A, which is purchasing the Building under the terms of the BEFA agreement and which will have the capacity of LESSOR on the Date of signature of the BEFA agreement.

"Conditions Precedent":	means the conditions precedent stipulated in Article 36 of the Lease.

"Completion Certification Date ":
refers to the date on which the Completion of the Leased Premises will be certified in accordance with the procedure stipulated in Articles 39 and ff. of the Lease, and the date on which the Lease shall enter into full force and effect.

"Effective Date of the Lease":
refers to the date on which the Completion of the Leased Premises is certified in accordance with the procedure stipulated in Articles 39 and ff. of the Lease, and the date on which the Lease shall enter into full force and effect.

"Date of Entry into Force of the Lease"	refers to the date on which the Lease shall enter into full force in accordance with the procedure stipulated in Article 6.1 of the Lease.

"Building":	means the "Building" in compliance with the Technical File provided in Schedule 2.

"Technical File":
means the file consisting of the technical notice, version 7 of February 24, 2015, the preliminary level plans, Index 4 (plans established on November 7, 2014), and the table of areas (version 3, established on November 7, 2014) in Schedule 2, in accordance with which the Leased Premises will be built.

"Business Day":	means a day other than Saturday, Sunday, or a holiday during which the banks are normally open in France.

"Leased Premises":	refers to the premises leased to the LESSEE as described in Article 4 of the Lease.

"Rent":	refers to the rent defined in Article 8.1 of the Lease, as discounted and indexed pursuant to the provisions of the Lease.

"Parking Area":	refers to the Parking Area described in the Technical File provided in Schedule 2.

"Reservations":	means the reservations lifted during the Completion Certification procedure stipulated in Articles 39 and ff. of the Lease.

"Interior Area (SDO) or Total Rental Area":
means the floor area of the buildings, measured at a height of 1.10 meter from the finished level of the floor or false floor, to the bare interior of the windows, deducting the areas occupied by the following structures:
- load-bearing structures and beams,
- the façade walls, the cross-walls, and the perimeter walls, including their insulation,
- the footprint of the steps, stairway landings, elevators and freight elevators,
- the inaccessible parts occupied by elevator or freight elevator pits,
- the areas of terraces and balconies,
- the traffic areas for vehicles and the parking spaces for non-motorized vehicles.
The Total Rental Area includes the area occupied by the following structures:
- The footprint of the equipment specific to the Lease Premises (sanitary equipment, sinks, toilets, etc.),
- The elements of the decor,
- The footprint of the interior walls, fixed and movable partitions,
- The footprint of cupboards,
- The reception areas,
- The area of meeting rooms,
- All the exits, whatever the areas served,
- The stair landings, whatever the areas served
- The surface area of the technical rooms and cabinets dedicated to users (power supply, batteries, PABX, comfort generators),
- The archives, various rooms (IT rooms, VDI, storage, etc.), the "housekeeping" areas, the trash areas,
- The operating and maintenance areas,
- The technical rooms necessary for the operation of the Leased Premise,
- The inaccessible sections occupied by cables and conduits.

"Rent Supplement ":	means the additional rent defined in Article 8.7 of the Lease.

"BEFA"	refers to the deed of sale under the terms of which CIRMAD sells the Building for future completion to the Buyer, which is signed concurrently with this Lease.

"Land":	refers to the land to be built on which the Leased Premises will be built.

2.	Interpretation

The titles are inserted for information only in order to facilitate a reading of the Lease, and may not be used by the Parties to interpret the provisions.

As used in the Lease, and except where otherwise required by context:

-    A reference to a document means this document, as it may be amended, completed or replaced in any way;
-    A reference to a gender includes all genders and a reference to the singular includes the plural, and vice versa;
-    A reference to a person includes his successive assignees and successors.
In the event of a difference or contradiction between the provisions of the articles of the Lease and the Schedules hereto, the articles of the Lease shall take precedence.

3.	Purpose

The LESSOR grants under a commercial lease to the LESSEE, which accepts, the Leased Premises as described in Article 4.

By mutual agreement of the Parties, this lease is expressly subject to the regulations governing commercial leases, as they result from the provisions of Articles L.145-1 and ff. of the French Commercial Code, and the non-repealed articles of the Decree of September 30, 1953, and from the provisions, charges and conditions of the Lease, subject to the performance of the Conditions Precedent.

In so submitting this Lease, the LESSOR recognizes expressly the LESSEE's right to benefit, at the expiration of this Lease, from the renewal stipulated by Articles L.145-8 and ff. of the Commercial Code.

As needed, the LESSOR already waives invoking the fact that the LESSEE does not meet the conditions normally required by Articles L. 145-1 and 145-8 of the Commercial Code in order to oppose such a renewal.

4.	Description

4.1	Specifications of the Leased Premises

The Leased Premises are an integral part of a property complex as described below:

Within a real estate complex to be built, located in Sainte Savine (10300), parc du Grand Troyes, Quartier Europe de l’Ouest, 5 rue de Berlin, constructed on 3 levels with a recorded surface area of 7,734 m²:

Prefix	Section	No.	Address or name	Capacity
	ZI	107	Dines chiens nord	19 a 06 ca
	ZI	136	5 rue de Berlin	01 ha 06 a 95 ca
	ZI	134	Dines chiens nord	01 ha 62 a 17 ca
Total capacity				02 ha 88 a 18 ca

The Leased Premises consist of a building with Ground floor +2 composed of:

-    a reception area
-    offices
-    related areas
-    research and development premises

These premises will be built in accordance with the Technical File composed of:

-    A technical notice, version 7 dated February 24, 2015 with the following attachments:

◦	A nomenclature of the premises: listing all the rooms, the services expected and the levels of services;

◦	The operating and maintenance conditions stipulated in the program, version 7;

◦	The general specifications by construction trade stipulated in the program, version 7;

◦	The construction conditions stipulated in the program, version 7.

-    The Pre-Project level plans, Index 4 (plans defined on November 7, 2014)
-    The table of areas (version 3 established on November 7, 2014)

It is specified that any difference between the dimensions and the areas cited in the Lease and the actual dimensions of the Leased Premises (it is specified that the Parties are referring to the contents of the premises as they exist or will be built), shall not result in any appeal or claim from the LESSEE, and shall not justify a reduction or increase in rent, subject to the application of the provisions of 4.2 and 8.2.

The LESSEE undertakes to comply with all the requirements applicable to the Leased Premises and to their technical installations.

In the joint intention of the Parties, all the Leased Premises and their installations form an indivisible whole.

4.2	Survey

On the date possession of the Leased Premises is taken, as defined in Article 39, the LESSOR shall remit to the LESSEE a measurement of the Total Rental Area of the Leased Premises actually built, prepared by a certified surveyor.

In the event the Total Rental Area resulting from said measurement is more than 2% less than the Total Rental Area stipulated in this Lease, an adjustment to the Rent shall be made under the conditions defined in Article 8.2.

Any other difference in area shall not give the right to any change in the rent.

4.3	Substitution of materials, equipment or machinery

The construction standards, and the requirement and quality levels that must be met, as well as the method of use if applicable, have been specified in the technical notice, version 7 of February 24, 2015 and included in the Technical File.

However, in the event the supply or installation of certain materials, equipment or machinery is impossible, difficult or could prevent the good progress of the project for any reason (supply delays, manufacturing defects, import difficulties, shortage of specialized workers, in particular), the LESSOR may replace them with other materials, equipment or machinery of at least equivalent quality and with equal performance, provided that it has first so informed the LESSEE in writing. If the LESSEE fails to respond within a period of ten (10) business days from receipt of the proposed modification made by the LESSOR, to which the reasons justifying the substitution of the materials, equipment, supplies or machinery must be attached, the LESSEE shall be deemed to have accepted said proposal.

5.	Entry and Exit Inventory

The LESSEE shall take the Leased Premises as is on the Date of Certification of Completion.

The report established on the Completion Certification Date in two originals, in accordance with the procedure stipulated in Article 39 below, shall serve as the entry inventory in the Leased Premises as defined by Article L 145-40-1 of the Commercial Code, except for the Reservations remaining to be eliminated, and each of the Parties shall retain a copy.

In addition, an inventory shall be established in the event of assignment of the lease right, or assignment or transfer of the business at no cost.

An exit inventory shall also be established pursuant to the provisions of Article 25 of this Lease.

6.	Execution - Term - Effective Date - Notice - Renewal

6.1	Execution and Entry into force of the Lease

The Lease is executed, subject to the performance of the Conditions Precedent stipulated in Article 36 (hereinafter the "Conditions Precedent").

The LESSOR shall notify the LESSEE of the performance of the Conditions Precedent by registered mail with return receipt; it is stipulated that the Conditions Precedent shall be deemed to have been met on the date the registered letter is sent.

The Lease shall enter into force and effect as of the date of completion of the last of the Conditions Precedent stipulated in Article 36 (the "Date of Entry into Force of the Lease").

The Conditions Precedent must be completed no later than March 7, 2015. If only one of the conditions precedent is not completed by the aforementioned date, the Lease shall become legally null and void, without prior formality.

If the Lease becomes null and void, and if there is no better agreement between the Parties prior to or after the date of signature of this Lease, no indemnity shall be owed by either Party.

6.2	Effective Date - Term

The Effective Date of the Lease is set on the Completion Certification Date of the Leased Premises, which shall be certified by signature of the report established pursuant to the procedure in Article 39 of the Lease, or in the event of dispute, on the date set by the industry expert pursuant to the procedure defined in Article 40 of the Lease.

The Bail is granted and accepted for a term of ten (10) consecutive and firm years, which begins on the Completion Certification Date as specified hereinafter in Article 39 of the Lease.

6.3	Notice

As an exception to the provisions of Article L. 145-4 of the French Commercial Code, the LESSEE expressly waives the option to give notice at the expiration of the first two three-year periods, which is a determinant condition for the LESSOR's consent; the Parties are bound by the Lease for a firm, irreducible term of ten (10) years.

Notice shall be given exclusively by extra-judicial notice at least six (6) months in advance.

6.4	Renewal

By express agreement of the Parties, and pursuant to the provisions of Article L. 145-12 of the Commercial Code, in the event of renewal, the Lease shall be renewed for a term of nine (9) years, with the option of three-year termination for the LESSEE. These conditions shall be reiterated in the document recording the renewal of the Lease, if applicable.

7.	Intended use

The Leased Premises are to be used as office within the framework of the activity performed by the LESSEE.

The Lessor stipulates that the Leased Premises do not constitute an establishment that is open to the public (ERP) as defined in Articles R.123-2 and ff. of the Construction and Housing Code.

The interior areas assigned to the activities of storage and prototyping of medical devices must remain, except with the express agreement of the LESSOR, activities secondary to the office use for an area not to exceed 10% of the total Interior Area.

The LESSEE may conduct in the Leased Premises only the activity described in the paragraphs above, excluding any other activities, and this activity may not be change without the prior, written agreement of the LESSOR.

The LESSEE shall be personally responsible for all formalities and authorizations necessary for its activity in the Leased Premises, excluding activities related to the construction of the Building (e.g. building permit). It must comply with the relevant regulations for the full term of the Lease and maintain the Leased Premises (including the technical installations therein) in compliance with any regulations applicable to the activity that will be performed in the premises, and comply with the rules for safety, hygiene, accessibility, health and the environment, all in such a manner that creates no difficulties or liability for the LESSOR in this area.

If its activity and/or its improvement work require administrative authorizations and/or declarations, particularly to perform improvement work in the Leased Premises not stipulated in the Technical File, the LESSEE:

-
undertakes to obtain the necessary administrative authorizations and/or declarations prior to the performance of the work, and subject to compliance with the provisions of the Lease; the LESSEE is responsible for any prejudicial consequence for the LESSOR;

-	shall be personally responsible for all formalities and authorizations necessary to its activity, shall so inform the LESSOR as soon as possible;

-	shall transmit to the LESSOR the documents proving all authorizations and/or declarations;

-	shall pay all sums, royalties, taxes and other fees related to such authorizations and/or declarations.

Failure to obtain, suspension, withdrawal or nullity of the authorizations necessary to conduct the LESSEE's activity and/or its completion of work in the Leased Premises may not call into question the performance of the Lease, and may not result in any claim or action by the LESSEE or liability for the LESSOR.

8.	Rent

8.1	Amount

The Lease is granted and accepted in consideration for an annual base rent, excluding taxes and charges, of One Million Forty-one Thousand Three Hundred Five euros (€1,041,305) divided as follows:

-    Offices: [7,734 m²] Total Rental Area x €134.64/m² Interior Area/year

It is specified that this Rent shall be indexed annually as of the Completion Certification Date pursuant to the provisions of Article 9 of the Lease.

8.2	Conditions for adjusting the Rent - Area actually built

In the event that an area survey, transmitted by the LESSOR to the LESSEE on the date of possession of the Leased Premises pursuant to Article 4.2, shows that the Total Rental Area of the Leased Premises is more than 2% less than the Total Rental Area stipulated under this Lease, the Rent shall be adjusted and prorated on the basis of the missing areas above the 2% threshold, unless this missing area results from the implementation of new construction standards published after the issuance of the building permit for the Building, the execution of which would be made mandatory by the law or regulation before the Completion Certification Date.

In the event than the area survey transmitted by the LESSOR to the LESSEE on the date of possession of the Leased Premises pursuant to Article 4.2, shows that the Total Rental Area of the Leased Premises is greater than the Total Rental Area stipulated in this Lease, there will be no adjustment in the Rent.

A request to reduce the rent initiated by the LESSEE, if it is admissible, must be notified to the LESSOR within a period of one (1) month from the date of possession of the Leased Premises, under penalty of forfeiture.

8.3	Payment of the Rent

The LESSEE undertakes to pay the Rent to the LESSOR quarterly, in advance, on January 1, April 1, July 1 and October 1 of each year.

The first rent payment shall be made on the Effective Date of the Lease, and will be calculated on a prorated basis for the period between the Effective Date of the Lease and the end of the current calendar year.

The LESSEE must pay, at the same time as the Rent, the amount of the existing or future charges, taxes and fees relating to the Leased Premises, even if in principle they are the responsibility of the LESSOR but required from the LESSEE under the terms of the Lease and, if applicable, the amount of the costs necessary for the correct performance of the Lease, so that the Rent received by the LESSOR is net of all charges. The first payment of the amount of the existing or future charges, taxes and fees relating to the Leased Premises, even if in principle they are the responsibility of the LESSOR but required from the LESSEE under the terms of the Lease and, if applicable, the amount of the costs necessary for the correct performance of the Lease, will intervene, as consequence, at the Effective Date of the lease and will be calculated in proportion of the period from the Effective Date of the Lease until the end of the ongoing calendar quarter.

The Rents and charges for which the LESSEE is responsible shall be paid by bank transfer to the LESSOR's account, which shall be notified to the LESSEE by the Final Lessor within three (3) months from the date of signing of the BEFA.

8.4	Allocation/charging Priority

The payments made by the LESSEE shall be charged by the LESSOR in the following order, which is contractually accepted by the LESSEE:

-    Collection and procedural costs;
-    Damages;
-    Late interest stipulated in Article 13;
-    provision for charges and balance of charges;
-    security deposit and readjustment of the security deposit; and
-    Rent receivable or occupancy indemnity.

For these items, charging will be performed in priority by the LESSOR against the sums that have not been disputed.

8.5	Rent for the renewed Lease

If the Lease is renewed, it is agreed by the Parties that the rent for the renewed Lease shall correspond to the market rental value, but may not, however, be less than the last rent in effect on the renewal date.

This market rental value shall be set in accordance with the provisions of Articles L.145-33 and ff. of the French Commercial Code; it is expressly agreed by that Parties that, by referring to the prices charged for occupied or leased premises with equivalent area, this means rent for new leases, new occupancy agreement or renewed leases, excluding all judicial references.

If the Parties fail to agree on the market rental value within a period of three (3) months after the first written proposal for the renewed rent, the Parties shall designate by mutual agreement, within ten (10) Business Days after the expiration of the three (3) months stipulated above, a nationally known expert, whose mission shall be to determine the market rental value under the conditions stipulated in the paragraphs above within a period of thirty (30) Business Days.

In the event the Parties cannot designate an expert by mutual agreement within the aforementioned period of ten (10) Business Days, an expert shall be named, at the request of one of the Parties, by the Commercial Rent Judge with the mission to determine the market rental value under the conditions stipulated above, within a period of thirty (30) Business Days from the appointment of the expert.

8.6	Discounting

In order to take into consideration the period running between the signature of the Lease and the Effective Date of the Lease, the Parties have agreed to discount the Rent on the basis of the change in the BT 01 index; it is specified that the discounted Rent may not be less than the annual Rent stipulated in Article 8.1.

Therefore, the Rent that must be paid as of the Effective Date shall be determined as follows:

Latest BT 01 index published on the Effective Date of the Lease
Discounted Rent =	Annual Rent stipulated in (Article 8.1) x	_______________________________
Latest BT 01 index published on the date of signature of the Lease

8.7	Rent supplement

The LESSEE must reimburse the LESSOR, for a period of nine (9) years from the Effective Date of the Lease, for the improvement work performed by the LESSORS for the needs of the LESSEE.

Said work shall be reinvoiced to the LESSEE in the form of a rent supplement equal to a total of Six Hundred Sixty-Six Thousand euros (€666,000 ) excluding tax (the "Rent Supplement"). This Rent Supplement shall be subject to the same payment terms as the principal rent for the Lease, with the exception of the indexing and discounting clause.

The Rent Supplement is due in its entirety as of the Effective Date of the Lease.

However, at the LESSEE's request, the LESSOR agrees to adjust the payment terms for this Rent Supplement as follows:

-	the Rent Supplement will be paid over the first nine (9) years of the lease, in equal instalments, which is an annual amount excluding taxes and charges of Seventy-Four Thousand euros (€74,000);

-	the Rent Supplement falls due annually, at the same time as the Rent, and under the same conditions;

-	the Rent Supplement is subject to the VAT.

This Rent Supplement shall be subject to the same payment terms as the principal rent for the Lease, with the exception of the indexing and discounting clause.

The LESSEE must pay the Rent Supplement to the Lessor quarterly, in advance, the 1st of January, April, July and October of each year.

If the LESSEE leaves before the end of the Lease, the balance of the Rent Supplement, if any, must be paid by the LESSEE in its entirety before the release of the Leased Premises.

9.	Indexing - Moving scale clause
The amount of the Rent shall be subject to annual indexing without the need for any prior notification.

Therefore, it will change each year on the anniversary date of the Effective Date of the Lease by applying the INSEE index for tertiary activity rents (ILAT) - national scale to the Rent. The indexing rate applicable to the Rent will correspond to the change recorded every year between the reference index (N) used, which is the last index published on the Completion Certification Date, and the index for the same quarter of the following year.

Example: if the Completion Certification Date occurs on September 1, 2014, N shall be the last index published on September 1, 2014 and N+1 shall be the index published for the same quarter the following year.

Formula:

Index (N+1)
1st indexing:	Rent x	____________________	= Indexed rent (A)
Index N

Index (N+2)
2nd indexing:	Indexed Rent (A) x	____________________	= Indexed Rent (B)
Index (N+1)

and so on.

The first annual indexing will therefore take place on the date of the first anniversary of the Completion Certification Date.
It is expressly agreed that the indexing may not have the effect of lowering the Rent below the initial Rent for the Lease stipulated in Article 8.1.
If the contractual comparison index is not yet published on the date stipulated for the annual indexing, the Rent payable shall be provisionally calculated, using the latest index known on that date as the comparison index, and an adjustment shall be made when the index is published.

In the event the aforementioned index is not published or disappears, and if a new index is published to replace the index currently in effect, the Rent shall be automatically indexed to this new index, without any formalities; the shift from the previous index to the new index shall be made using the necessary connection coefficient.

If the Parties fail to agree on said closest index within a period of three (3) months after the date on which one of the two Parties has proposed such an index to the other Party, an expert shall be appointed, at the request of one of the Parties, by the District Court (Tribunal de Grande Instance) with jurisdiction for the location of the Building with the mission to determine the index closest to the index that has disappeared.

The expert thus designated must notify the index selected within three (3) months from the date on which the matter has been referred to him in a report that he will file with the Clerk of the court which appointed him.

The expert's report shall be attached to the Lease agreement and to all subsequent amendments thereto to form an agreement between the Parties and to be enforced as such.

The fees and costs of the expert and for his appointment shall be divided equally between the LESSOR and the LESSEE.

Annual indexing is an essential, determinant, and required condition of this Lease, without which the LESSOR would not have signed it. Therefore, any impossibility in implementing this indexing clause shall be a cause for termination of the Lease, at the LESSOR's discretion.

10.	Tax treatment
The Rent and all charges and fees for the Lease are understood to exclude value added taxes (V.A.T.).

The LESSOR declares that it opts for the VAT and the LESSEE therefore agrees to pay to the LESSOR the amount of the VAT or of any other additional or replacement tax at the rate legally in force on the date of each payment.

11.	Charges - Services - Expenses, Contributions, Taxes and Fees

The LESSOR shall prepare an annual summary statement of the charges, services, expenses, contributions, taxes and fees listed below, including the payment and adjustment of the charges account, and shall transmit it to the LESSEE no later than September 30 of the year after the year for which the statement is established.

The charges, levies, taxes and expenses stipulated in Article 11 shall be paid by the LESSEE as follows:

•	The LESSEE shall pay, at the same time as the Rent, a quarterly provision, calculated on a prorated basis if applicable;

•	The LESSOR may, in any event, adjust the provisional budget established for the year and the resulting provisions during the year if it appears that this budget is less than the actual amount;

•
For each year elapsed, the LESSEE's payment shall be readjusted up or down when the accounts are closed for the same calendar year elapsed. The LESSEE undertakes to pay to the LESSOR, at LESSOR's first demand, the balance of the charges, taxes, levies and expenses in the event the final amount is greater than the amount provisioned, within thirty (30) days from the date the LESSEE receives the balance. If the total amount of the provisions is greater than the final amount of the charges, taxes, and levies, the LESSEE shall be reimbursed for the difference by charging against the amount of the charges owed during the adjustment year.

Notwithstanding the preceding, the LESSOR shall have the option to call for the payment of all charges, taxes, levies and expenses owed by the LESSEE under the Lease directly from the LESSEE.

For work, a provisional statement of the work which the LESSOR plans to perform in the Leased Premises in the three years after the Effective Date, along with a provisional budget, shall be transmitted to the LESSEE within two (2) months after the Effective Date; it is specified that, as the Leased Premises are under construction, as of this date no work is anticipated during the aforementioned period (with the exception, if necessary, of the work necessary to lift the reservations issued during the acceptance of the Building construction work).

All the information stipulated above shall be updated as follows:

•	Every year for the list of charges and taxes; and

•	With two months after each three-year expiration date for the work performed during the preceding three years or the work that must be performed in the following three years.

11.1.	Charges, services, expenses

Charges, services and expenses are divided as follows between the LESSEE and LESSOR:

Charges, services and expenses to be paid by the LESSOR:

-	All expenses for the heavy repairs cited in Article 606 of the Civil Code affecting the Leased Premises

-
All expenses for work intended to (i) correct the age of the Leased Premises and/or (ii) bring them into compliance with the laws/regulations in force, when they fall in the category of heavy repairs cited in Article 606 of the Civil Code

-	All expenses for work, of any kind, intended to correct a construction defect in the Leased Premises

-	All expenses for work affecting the Leased Premises, of any kind, caused by an accident or event of force majeure

-
The fees of the LESSOR's agent for the performance of work in the Leased Premises paid for by the LESSOR under the terms of this Inventory, particularly those related to the heavy repairs cited in Article 606 of the Civil Code.

Charges, services and expenses to be paid by the LESSEE:

-	All expenses for work affecting the Leased Premises as well as its installations, equipment and furnishings that maintain them in a good condition of maintenance and use,
(i) including the work intended to bring the Leased Premises, installations and equipment into compliance with the laws/regulations in force;
(ii) with the exception of the work paid for by the LESSOR under the terms of this Inventory, specifically the heavy repairs cited in Article 606 of the Civil Code

-
All expenses to improve the environmental performance of the Leased Premises, unless such expenditures result from the completion of heavy repairs stipulated in Article 606 of the Civil Code, in which case, they shall remain the responsibility of the LESSOR

-	All expenses for the work to decorate the Leased Premises, the amount of which exceeds the cost of identical replacement, including those cited in Article 606 of the Civil Code;

-
The fees of the LESSOR's agent related to the rental management of the Leased Premises, other than those for the specific mission of rent management and the costs for handling rental disputes and litigation (e.g.: establishment of inventories, change in rental conditions);

-
The fees of the LESSOR's agent for the technical management of the Leased Premises (with the exception of the fees for the performance of the work paid for by the LESSOR under the terms of this Inventory, including the heavy repairs cited in Article 606 of the Civil Code)

-
Costs for the installation, service, repair, maintenance, inspection and replacement of elements classified with repairs (with the exception of the costs for the work paid for by the LESSOR under the terms of this Inventory) for the following:

◦
the Leased Premises, furnishings, installations and equipment (electrical installations, fire safety, cooking equipment, cold rooms, kitchen equipment, etc.), including the costs of technical or service agreements signed for these elements;

◦
the Leased Premises and its installations and equipment (elevators, ventilation, air conditioning, heating, electrical installations, fire safety, etc.), particularly the costs of technical or service agreements signed for these elements;

-	All expenses related to the management of the Leased Premises, including the following services (including personnel expenses);

◦	custodial, surveillance and security,

◦	cleaning and hygiene,

◦	exterior area and green spaces,

◦	waste removal,

◦	reception and access;

-	All costs related to contracts and consumption of energy and fluids in the Leased Premises;

-	All insurance premiums contracted by the LESSEE under the Lease;

-	All insurance premiums contracted by the LESSOR under the Lease.

11.2. Contributions, taxes and fees

The contributions, taxes and fees shall be divided between the LESSEE and the LESSOR as follows:

Contributions, taxes and fees to be paid by the LESSOR:

-	Taxes, levies and royalties for which the legal taxpayer is the LESSOR (with the exception of those paid by the LESSEE under the terms of this Inventory), including:

◦	the national economic contribution

◦	the Lessor's personal and personal property taxes of the Lessor

◦	the tax for the management of urban rain water

Contributions, taxes and fees to be paid by the LESSEE:

•	All taxes, levies and contributions of any kind, existing or future, for which the legal taxpayer is the LESSEE
All taxes, levies and royalties related to the use of the Leased Premises or to a service from which the Lessee benefits directly or indirectly, including:

◦	sewer run-off

◦	sweeping tax;

•
The property tax on the Building; it is specified that in the event the LESSEE leaves, the property tax shall be calculated on a prorated basis; it must be reimbursed by the LESSEE before the date of effective release of the Leased Premises;

•	All fees in addition to the property tax relating to the Building, including the fee to remove household waste.

The LESSOR shall inform the LESSEE of all new charges, local and national taxes and fees created during the term of the Lease.

12.	Charges and conditions

This Lease is granted subject to the ordinary legal charges and conditions, and the following charges and conditions, with which the LESSEE agrees to comply, without being able to claim either termination, or a reduction in rent, or damages. They shall apply to both the LESSEE and to the other regular occupants of the premises, and to both this Lease and any leases that follow.

The LESSEE must use the premises in accordance with the intended use, in the context of its activity as stipulated above. It may not, under any circumstances, do anything or allow anything to be done that might damage the premises, and it must immediately inform the LESSOR of any damage made to the property, or any degradation or deterioration that may occur in the Leased Premises.

The LESSEE shall be required to perform, at its expense, all repairs, current maintenance work, and cleaning in the leased premises for the full term of the Lease.

The LESSEE agrees to do nothing that might harm the maintenance, tranquility, appearance and operation of the Building.

The LESSEE shall be personally responsible for the necessary administrative authorizations and for the payment of the taxes that may be required as a result, so that the LESSOR is never disturbed and never incurs liability in this regard.

The LESSEE must satisfy all city, police and road charges, so that the LESSOR cannot be disturbed or incur liability in this regard.

The LESSEE may not modify in any way the exterior appearance of the Building with additions to the façades or decorative elements visible from the exterior, without the written approval of the LESSOR, and subject to strict permanent compliance with all related regulations in force.

The LESSEE may not install plates, banners, blinds or any installation involving the exterior appearance of the Leased Premises without the LESSOR's prior, written agreement. The installation of the aforementioned elements by the LESSEE shall be performed at LESSEE's risk and expense, and the LESSEE shall ensure that they are solidly attached, maintain them in perfect condition, and shall be responsible for accidents caused by their installation or existence. The LESSEE shall be personally responsible for the removal of plates and panels when it leaves the Leased Premises and for restoring the premises.

13.	Penalty clause
The LESSEE must reimburse the LESSOR for the costs incurred by its violations of the clauses and conditions of the Lease, and must reimburse any collection costs in particular.

If the LESSEE fails to pay, on the due date, a single installment of Rent, charges or any other amount due under the Lease, the LESSOR shall have the right to collect, in addition to the amount due, and after a formal notice to pay remains unanswered at the end of fifteen (15) days, late interest per month, which shall be equal to the legal rate plus 500 basis points; every month started shall be owed for a full month.

Notwithstanding the preceding provisions, the LESSOR shall also have the option, at its discretion, to invoke the termination clause inserted in the Lease.

14.	Security Deposit

To guarantee all its obligations under the Lease, including the payment of the Rent and charges, the LESSEE has paid to the LESSOR, on the date of signature of the Lease, a security deposit representing three (3) months of Rent excluding taxes and charges, which is the amount of Two Hundred Sixty Thousand Three Hundred Twenty-Six euros (€260,326).

The Parties agree of an escrow of the Security Deposit under the terms set below.

The Parties agree that the LESSEE provides a check of an amount equal to the security deposit, that is to say the amount of €260,326, which shall be given to the UGGC Lawfirm, (the “Escrow”). This security deposit amount shall be registered in a escrow account open by the Escrow at the Caisse des Règlements Pécuniaires des Avocats (CARPA) regarding the terms of the escrow agreement set in Exhibit 9 of the Lease. The release of the amount under escrow/received shall intervene in the condition set by the escrow agreement.

The security deposit shall be retained by the LESSOR and shall not bear interest for the LESSEE.

In any event, the security deposit may not be less than one-fourth of the Rent effectively payable during the previous year.

The LESSOR shall have the right, during the Lease, and without formalities, to take from said deposit the amount of the Rent due and not paid and any other sum payable for any reason; in such a case, the LESSEE shall be required to complete the security deposit, on demand, in order to maintain it as always equal to the number of Rent installments agreed on.

The LESSOR shall exercise on the security deposit all the prerogatives of a secured creditor, pursuant to Articles 2355 and ff. of the Civil Code.

This security deposit:

-    may be used by LESSOR on one or more occasions;

-    shall legally benefit the successive owners of the Lease Premises and any assignee of the LESSOR;

-    shall be automatically readjusted within ten (10) Days after each change in the principal rent and/or withdrawal, so that it always equals one quarter of rent before taxes and charges;

-    cannot be set off by the LESSEE with all or some of its obligations under the Lease.

In the event of court-ordered termination of the Lease or acquisition of the termination clause of the Lease as the result of the LESSEE's non-performance of its commitments, or by any cause chargeable to the LESSEE, said deposit shall inure to the LESSOR as initial indemnification, without prejudice to larger damages.

This sum shall be returned to the LESSEE (i) if the Lease becomes null and void because of the non-performance of one or more of the Conditions Precedent stipulated in Article 36, and (ii) at the end of the lease, after remittal of the keys to LESSOR, the payment of all Rents and charges, and any other sum which it may owe to the LESSOR or for which LESSOR may be liable because of the act of the LESSEE for any reason.

When the LESSEE departs, for any reason, the security deposit shall first be charged again the amount of the reparations owed by the LESSEE.

15.	Maintenance and repair of the Leased Premises by the LESSEE

The LESSEE shall be responsible for all the work and repairs, including replacements of elements classifiable with said repairs, resulting from the normal use of the Leased Premises and private equipment, i.e. the service repairs useful for permanent maintenance of the Leased Premises in good condition, with the exception of the heavy repairs cited in Article 606 of the French Civil Code and the expenses for the work intended to correct the age of, or work to bring Leased Premises in compliance with regulations when they fall within the heavy repairs stipulated in Article 606 of the Civil Code.

In this respect, the LESSEE undertakes to:

-
maintain in a good state of repair, operation, security, health, environmental protection, and fire protection all the Leased Premises as well as the accessories and equipment elements, and to replace, as applicable, what cannot be repaired, as described above;

-	maintain and perform repairs and to replacement, if needed, under its entire responsibility, all installations for its personal use and the equipment items such as carpeting, wall coverings, etc.;

-
perform all work to bring the Leased Premises and their technical installations into compliance, so that the Leased Premises and their technical installations comply at all times with the administrative and regulatory requirements applicable to said Leased Premises.

The LESSEE must return the Leased Premises and the technical installations therein in a good state of repair.

The LESSEE shall subscribe to the following with approved and legally solvent organizations:

•    annual service and maintenance contracts for the Building (particularly with respect to the seal of the roof, and the joints of windows and façades), the green spaces, and all installations and equipment that require service and maintenance (particularly electrical installations, elevators, ventilation and air conditions systems, heating systems, fire extinguishers and network, and, if applicable, the network of sprinklers in its entirety [motor, pumps, reserves, tanks, etc.], dock doors);

•    annual contracts to check all installations that require periodic inspection (particularly electrical installations, elevators, ventilation and air conditions systems, heating systems, fire extinguishers and network, and, if applicable, the network of sprinklers in its entirety [motor, pumps, reserves, tanks, etc.]) .

The LESSEE shall comply with the requirements of these organizations and maintain the contracts in effect during the full term of the Lease and any renewals thereof, at its exclusive cost and expense.

The work to bring the Leased Premises into compliance with present or future regulations of any kind for the protection of the environment, health, an establishment open to the public or security, sustainable development, and environmental quality shall be the responsibility of the LESSOR, as long as it is included in the heavy repairs stipulated in Article 606 of the Civil Code.

The other compliance work shall be the responsibility of the LESSEE.

If this work is not performed, the LESSOR may substitute itself for the LESSEE, after a formal notice remains unanswered for fifteen (15) days, except in the event of an emergency due to the safety or solidity of the building, and to have this work performed by a company of its choice, at the LESSEE's sole expense, without prejudice to all costs for restoration as a result of damages caused by the failure to comply with the provisions of this clause.

16.	Subscriptions - Fluids
The LESSEE shall execute subscription contracts directly with the suppliers of its choice, particularly for telecommunications (telephone, internet, etc.), electricity and water.

The LESSEE must pay for its consumption of water, electricity and other fluids on the basis of meters, if any, and the leasing of said meters.

The LESSEE may not claim any reduction in rent or indemnity if the collective services are stopped temporarily or reduced, unless they are the responsibility of the LESSOR.

The LESSEE may not hold the LESSOR responsible for leaks coming from water pipes, the ground, subsoil, humidity or any other cause unless these leaks come from a proven failure by the LESSOR.

17.	Changes and embellishment - Improvement Work
The LESSEE may perform in the Leased Premises all equipment and installation work it believes necessary, as of the Effective Date of the Lease or during the Lease, provided that this work cannot change the intended use of the Leased Premises or damage their solidity, or call into question in any way the issuance of the administration authorizations obtained by the LESSOR (PC, PCM, etc.) and the guarantees obtained from the construction companies or their insurers. However, the LESSEE may not make any installation that might prevent access to the air condition installation, inspection holes, drain sumps, shut-off valves and meters, pipes and any other installations.

All work that includes a change in distribution, demolition or the piercing of walls, beams or floors, work on the frame, and all work that requires obtaining an administrative authorization must receive prior, written authorization from the LESSOR.

Before the start of any work that exceeds the current maintenance work performed during the Lease, the LESSEE must send the LESSOR a file containing:

-	a description of the work and equipment planned (written documents and drawings);

-	a calendar for the work;

-	a safety file (if necessary); and

-	a draft application for administrative authorization (if necessary).

These documents must be established by a general contractor and, if necessary, be approved by a technical inspector.

The work may be initiated only after the LESSOR receives this file, and subject to the express agreement of the LESSOR.

The LESSEE must perform its work in compliance with the laws, regulations, and industry standards, using good materials and in compliance with the documents approved by the LESSOR.

After obtaining LESSOR's authorization to perform this work, and prior to the performance of the work planned, the LESSEE must obtain all permits, authorizations, and agreements, free of any objections or withdrawals, and obtain any insurance coverage that may be necessary to perform the work (particularly construction insurance: Civil Liability, including the LESSOR's Civil Liability as owner, Comprehensive Construction Insurance, and Structural Damage insurance, and the Ten-Year Civil Liability insurance of the LESSEE's companies) and prove these documents to the LESSOR at its demand before any work begins.

The LESSEE must also prove, before the start of any work, the subscription to adequate insurance coverage by all participants.

The LESSEE shall establish the File for Subsequent Work on the Structure (Dossier d’Interventions Ultérieures sur l’Ouvrage-D.I.U.O.) stipulated in Articles L.4532-16 and ff. of the Labor Code and shall transmit a copy to the LESSOR. It must also remit to the LESSOR an end-of-work report established by the inspection agency or the technical inspector, a report of completion of work, the "certificates of compliance”/certificate of non-dispute of compliance, and the certificates of payment of taxes and insurance premiums.

Generally, the work performed by the LESSEE shall be performed under its responsibility, at its sole expense, risk and peril, by competent companies, and if the LESSOR calls for it, after approval from the building architect.

In particular, the LESSEE agrees to bear all consequences of all the work it has performed that may be harmful to the structure and solidity of the Leased Premises, and to indemnify the LESSOR for all damages of any kind caused by the performance of said work.

All work, embellishments, improvements, installations and construction of any kind including, if applicable, those that may be required by laws or regulations, performed by the LESSEE during the Lease shall become, once completed, the property of the LESSOR, without indemnity and without prejudice to the right reserved to LESSOR to require the full or partial restoration of the Leased Premises to their initial condition, at LESSEE's expense, except for the work expressly authorized by the LESSOR.

18.	Work performed by the LESSOR during the Lease
As an exception to Article 1724 of the Civil Code, the LESSEE must tolerate and allow, without the ability to discuss the urgency or claim any indemnity or reduction in Rent, all repair, reconstruction and other work which the LESSOR deems necessary in the Leased Premises, or which is made necessary, of whatever type and duration, and all modification in fluid intake and connection that may be required by the distributing companies, or by the companies responsible for the maintenance of the water, electricity, telephone, heating, or air conditioning networks, or any other installations.

The LESSOR shall inform the LESSEE of the nature and provisional duration of the work thirty (30) calendar days before the provisional date for starting the work. In the event of an emergency, or if conservatory measures are necessary, this notice period may be shortened.

The Parties shall meet before the performance of the work (including in an emergency or the performance of conservatory measure) in order to determine together the means to limit to the maximum the inconveniences that may result for the LESSEE from said work, taking into account its operating requirements.

The LESSEE must also tolerate, as an exception to Article 1723 of the Civil Code, and without indemnity or reduction in Rent, any change to the Leased Premises which the LESSOR reserves to perform, as along as the modifications do not affect their general standing or the level of services.

The LESSOR must do everything necessary to limit to the maximum the inconveniences that may result for the LESSEE from said work, taking into account its operating requirements, and cooperate with the LESSEE for this purpose.

19.	Inspection and monitoring of the Leased Premises
During the term of the Lease, the LESSEE must allow the LESSOR or its representatives to visit the Leased Premises during business hours to verify their condition. It must provide, at the LESSOR's demand, all supporting documents that may be demanded for the correct performance of the conditions of the Lease.

In particular, the Parties agree to hold at least one annual meeting in order to report on the condition of maintenance of the Leased Premises.

As soon as notice has been given or the termination of the Lease notified, the LESSEE must allow visits to the Leased Premises by the LESSOR or its representatives during business days and times, in the case of termination of the Lease, and allow signs or displays to be posted at locations decided by the LESSOR during the same period. These signs and displays must not, however, interfere with the operation of the Leased Premises by the LESSEE.

20.	Furnishings
The Leased Premises must be furnished at all time with equipment, furnishings and merchandise the sufficient quantity and value to meet and serve at any time as guarantee to the LESSOR for the payment of the Rent and all charges and obligations of the Lease.

The LESSEE undertakes to maintain the Leased Premises in a permanent condition for effective and normal operation.

21.	Sublease - Assignment - Contribution to Company - Pledge - Lease management

21.1	Sublease

The LESSEE must personally occupy the Leased Premises. Therefore, the LESSEE is prohibited from subleasing all or part of the Leased Premises, even temporarily, without the prior, written authorization of the LESSOR, which may not be refused without a legitimate reason.

However, the LESSOR hereby authorizes the LESSEE to sublease all or part of the Leased Premises to one or more companies (i) which the LESSEE and/or LDR Holding Corporation, an American company, registered in Delaware, with corporate offices at 13785 Research Boulevard, Suite 200, Austin, Texas (the parent company of LESSEE) controls as defined by Article L.233-3 I of the Commercial Code and (ii) which conducts an activity that complies with the intended use stipulated in Article 7 above.

The LESSEE must first inform the LESSOR of this sublease and provide the LESSOR with all elements proving that the conditions defined above are met.

In the aforementioned case, or if a sublease is authorized by LESSOR, the LESSEE shall remain solely liable to the LESSOR for the payment of the Rent, charges and any occupancy indemnity that may be owed for any reasons, and for the performance of the terms and conditions of this Lease.

The term of the sublease shall be at most equal to the term remaining in this Lease. The sublease shall automatically and immediately end if this Lease ends early for any reason before the expiration of the contractual term.

The provisions of this Article must be reproduced in their entirely in the sublease agreement, which must also stipulate the sublessee's express waiver of any action and any right against the LESSOR, particularly with respect to the renewal of the sublease under the provisions of Article L.145-32 of the Commercial Code.

As the Leased Premises form an indivisible whole in the joint intention of the Parties, the sublease shall not be enforceable against the LESSOR and the LESSEE declares it shall be personally responsible.

A copy of the sublease agreement shall be transmitted by LESSEE to the LESSOR no later than eight (8) Days after the date it is signed.

21.2	Sale, demerger, merge, universal transmission of assets and contribution

The LESSEE is prohibited from assigning its right to this Lease without the LESSOR's prior, written authorization, except to the buyer of its business or company.

In the event of the merger or demerger of the LESSEE, in the event of a universal transmission of the LESSEE's assets made under the conditions stipulated in Article 1844-5 of the French Civil Code, or in the event of a contribution of a portion of the LESSEE's assets made under the conditions stipulated in Articles L.236-6-1, L.236-22 and L.236-24 of the Commercial Code, the company resulting from the merger, the company designated by the demerger contract or, if there is no designation, the companies resulting from the demerger, the beneficiary of the universal transmission of assets, or the company benefitting from the contribution are, notwithstanding any provision to the contrary in this Lease, substituted for the LESSEE in all the rights and obligations arising from the Lease.

Any assignment shall be recorded by a notarized instrument or a private agreement in which the LESSOR shall be called to participate. The LESSOR shall be informed of the proposed assignment by registered letter with return receipt one (1) month before the planned date of assignment.

If the assignment of the Lease includes a guarantee clause from the assignor to the benefit of the LESSOR, the LESSOR shall inform the assignor of any payment default by the LESSEE within one month from the date on which the sum should have been paid by LESSEE.

If an assignment of the right to this Lease is authorized by the LESSOR, the LESSEE shall remain the joint guarantor with its assignee for payment of the Rent, charges and any occupancy indemnity that may be owed for any reasons and for the performance of the terms and conditions of this Lease. This guarantee may be invoked by the LESSOR only for three years from the date of said assignment.

The assignment must be notified to the LESSOR pursuant to the provisions of Article 1690 of the Civil Code. An original of the deed of assignment shall be delivered to the LESSOR at no cost.

21.3	Pledge

If claims, pledges or liens are recorded on the Lease, the LESSOR must be informed by extrajudicial notice by the beneficiary or beneficiaries of said debts, pledges or liens, no later than within fifteen (15) days.

21.4	Lease management

The LESSEE must personally use the Leased Premises and may not, under any circumstances, place its business operated in the Leased Premises under lease management, under penalty of nullity of the lease management granted in violation of this clause, even the termination of the Lease, at the discretion of the LESSOR.

22.	Change in the LESSEE’s legal situation

The LESSEE shall notify the LESSOR of any major changes to its status or its company registration certificate as soon as possible after the date of the act establishing said change.

23.	Occupation - Usage

The LESSEE shall use the Leased Premises quietly and according to Articles 1728 and 1729 of the Civil Code, and shall not keep or remove anything, even briefly, outside of the Leased Premises.

The LESSEE shall not undertake any activity that may jeopardize the purpose or the nature of the Leased Premises. It may not under any pretext alter this purpose nor change the type of activity carried out in the Leased Premises, even briefly and/or in a partial manner.

The LESSEE may not do anything or have anything done that could deteriorate the Leased Premises and shall immediately notify the LESSOR of any degradation or deterioration that occurs in the Leased Premises.

It shall maintain the Leased Premises in an orderly, clean, and hygienic state.

It shall not subject the flooring to any loads greater than specified in the Technical File, and if in doubt, it shall verify the authorized load with the LESSOR.

The LESSEE shall be responsible and bear the consequences for any problems and any complaints made against it and lodged with the LESSOR by any party, in such a manner that the LESSOR shall not be disturbed, and shall hold the LESSOR harmless against any consequences that may result.

The LESSEE shall be personally responsible for the security and surveillance of the Leased Premises.

In the event of expropriation in the public interest, it may not file any claims against the LESSOR, with all of the LESSEE’s rights to be asserted against the expropriating authorities.

24.	Environment

24.1	Regulatory compliance

The LESSEE shall comply, for the entire duration of the Lease, with environmental regulations in effect. Consequently, the LESSEE shall guarantee the LESSOR that in regard to the regulations in effect, the LESSOR cannot be held liable based on the usage of the Leased Premises by the LESSEE, except for regulations pertaining to the construction of the Leased Premises.

The LESSEE shall comply strictly with any new provisions that fall within the scope of environmental protection.

The LESSOR, who does not control the activities carried out by the LESSEE, shall not be held liable in any way or for any reason whatsoever, in regard to the LESSEE’s compliance with applicable environmental protection regulations.

24.2	Status of natural, mining, and technological hazards

The LESSOR states that the Leased Premises, which are the subject matter of this document:

-	[Are not located] in an area covered by a Natural Hazard prevention plan.

In addition, the LESSOR states that to its knowledge:

-
The property, which is a subject matter of this document, has not been subjected to any loss that resulted in the compensation payment of insurance covering risks associated with natural or technological disasters.

According to the regulations in effect and based on the information provided by the Prefecture, the LESSOR has prepared and given to the LESSEE, prior to signing this document, which the LESSEE expressly acknowledges:

-	An assessment of natural, mining, and technological hazards.

This document is attached hereto (Schedule 6).
It was signed and dated by the LESSEE prior to preparing this contract. The LESSEE acknowledges having concluded this transaction with full knowledge of the assessment’s existence and content.

24.3	Asbestos

Regulations, and especially Decree No. 96-1133 of Dec. 24, 1996, pertaining to the prohibition of asbestos, bans the use of asbestos-containing products. If a new construction is involved, the Leased Premises will not contain any asbestos.

The LESSEE shall comply with this ban and, more broadly, with all regulations pertaining to asbestos.

24.4	Assessment of energy performance
According to the provisions of Articles L 134-1 to L. 134-5 of the Construction and Residential Code, an energy performance assessment must be included with all lease contracts.

Specifically, Article L. 134-2 of the Residential Construction Code states that when constructing a building or a building extension, this assessment shall be given to the building owner no later than delivery of the building.

Consequently, the LESSOR shall provide the LESSEE, upon the latter’s express request, with the energy performance assessment pertaining to the Leased Premises, as soon as it is prepared by the appropriate individual. It is expressly stated here that the costs for preparing the energy performance assessment shall be borne by the LESSOR.

24.5	Termites - Wood-boring insects
The LESSEE shall notify the LESSOR of the presence of termites that it may be aware of in the Leased Premises and/or in the Building, according to the laws and applicable regulations.

24.6	Environmental Schedule (or “Green Schedule”)
According to Article L. 125-9 of the Environmental Code, created by the Grenelle 2 Law, which applies to premises greater than 2,000m2 in size and used for offices and commercial activities, there is attached to this commercial Lease (Schedule 7) a description of the technical characteristics of the equipment and systems in the building and leased premises (waste processing, heating, cooling, ventilation, lighting, etc.), their actual water and energy consumption as well as the amount of waste generated.

25.	Returning the Leased Premises and Exit inventory
Prior to any removal of its equipment and furnishings, even to a partial degree, the LESSEE shall substantiate the payment of taxes for which it was responsible, especially the Territorial Economic Development Tax, for years past as well as for the present year, and the settlement of all of its Lease terms and rental expenses.

The LESSEE shall also return the Leased Premises in a proper state of upkeep and repair, or otherwise pay the LESSOR for the cost of the work necessary to put them back in proper order. To this end, there shall be prepared between both Parties, an exit inventory when the LESSEE leaves, which shall include in particular the list of repairs for which the LESSEE is responsible.

The Parties shall agree that a return "in a proper state" shall be contractually defined for the main elements of the Leased Premises in the following manner:

-	Walls: scrubbed and painted;

-	Ceilings: scrubbed and painted if applicable or defective panels replaced;

-	Floor: stains removed, scrubbed;

-	Carpets: stains removed, scrubbed;

-	Equipment and lavatory items in proper working order;

-	Doors and locks with keys in proper working order;

-	Lighting, high- and low-voltage sockets, and various cables in proper working order.
All services shall be performed in the three (3) months preceding the premises-return date, and shall be duly documented for the LESSOR based on invoices less than 3 months old.

In all cases, if repairs or work prove to be necessary:

-	If the LESSEE conveys its intent to perform them itself, it shall, as an essential and determining condition, have them performed by qualified businesses.

-
Otherwise, the LESSEE shall, within 15 days of receiving a quote prepared upon the LESSOR’s request, give its approval regarding said quote. If the LESSEE does not convey its intention within the aforementioned period, the quotes shall be considered approved and the LESSOR may have the work performed by companies of its choice and hold the LESSEE responsible for paying the amount due.

The LESSOR shall be entitled to have the LESSEE pay a daily compensation equal to 150% of the daily rent of the last lease payment in effect for the period required for this return to a proper state, beginning on the Lease’s expiration date.

Lastly, the return of the keys or their acceptance by the LESSOR shall not affect its right to reassert its claim against the LESSEE for the cost of repairs of any type for which the LESSEE is responsible according to the law, the clauses and conditions of the Lease.

If the LESSEE were to refuse to leave the premises on the expiration date of the present Lease, it may be compelled to do so by an order given by the President of the Regional Court. It will then owe the LESSOR occupation compensation for every day the departure is delayed as provided for above.

27. Insurance - Liability - Recourse

27.1	LESSOR’s insurance

The LESSOR shall insure the Leased Premises by means of a comprehensive policy against common destruction-related risks, including the following in particular: fire and lightning, all explosions, electrical damage, aircraft and aerial object crashes, impacts by vehicles owned by third parties, attacks, acts of terrorism and natural disasters (hurricanes, cyclones, tornadoes, storms, hail, snow masses), riots and popular movements, acts of vandalism and crime, water damage, and damage associated with the circulation of heating and cooling fluids.

The LESSOR shall also insure its civil liability for bodily or property damage caused to third parties due to the Leased Premises, its layout, and installations.

The LESSOR shall notify the LESSEE, prior to taking out the insurance policies, of the policies it intends to obtain.

These insurance policy-related proposals shall be approved by the LESSEE both in terms of covered risks as well as the amount of the premiums. However, the LESSEE may not refuse these insurance policies until it submits to the LESSOR, within a period of thirty (30) calendar days following the aforementioned notification, a new insurance policy proposal (i) from an insurance company having an equivalent ranking, (ii) offering guarantees equivalent to the insurance policies presented by the LESSOR, and (iii) whose financial terms are lower than those of the insurance policies presented by the LESSOR.

Upon the presentation of supporting documents, the LESSEE shall reimburse the LESSOR for the premiums of the insurance taken out by it subject to the stipulations of this Article including charges.

The LESSEE shall notify the LESSOR of any elements likely to increase the risk and modify the premium applicable to the Leased Premises, and to bear the extra premium that may result.

The LESSEE shall provide unrestricted access to the Leased Premises for the LESSOR’s insurance companies so as to allow them to properly assess the risks involved.

27.2	LESSEE’s insurance

The LESSEE shall obtain “replacement value” coverage and shall personally obtain insurance against fire, lighting, explosions, electrical damage, falling and/or strikes by aerial navigation devices, parts of aircraft and objects falling from them, impacts by terrestrial vehicles, hurricanes, storms, downpours, tornadoes, cyclones, hail, as well as snow masses on roofs, strikes, riots, popular movements, acts of vandalism and misconduct, sabotage, attacks, water damage, natural disasters, broken glass, loss of use, legal action by neighbors and third parties for clearing, demolition, removal, waste disposal, shoring equipment, scaffolding, made necessary to return the premises to a proper state, experts’ fees based on the scale of the Professional Union of Experts, and operating losses of its activity from an insurance company known to be solvent, in addition to the objects designated in Article 4 of this Lease (Designation), the arrangements it may have made to the leased premises, furniture, equipment, and merchandise.

It shall also cover the Civil Liability risk based on its operations, and claims by neighbors and third parties.

It shall pay off its premiums or installments and shall prove all of it upon the LESSOR’s first request by providing a certificate from its insurance company mentioning the taking out of a policy and payment of the premium.

The LESSEE shall also take all measures so that fire prevention inside the Leased Premises complies with the conditions according to the regulations in effect and the rules applied by French insurance companies.

These policies shall be maintained in effect for the entire duration of the Lease and any renewals. During the Lease period, it shall prove the validity of its contracts within five (5) Days upon the LESSOR’s request by means of certificates indicating payment of its premiums.

The LESSEE shall immediately notify the LESSOR, in writing and no later than within two (2) business days, of any losses occurring in the Leased Premises, even if no apparent damage has occurred, subject to being personally liable to reimburse the LESSOR for the amount of the direct or indirect damages incurred by the

LESSOR due to this loss, or in particular to be held liable to the LESSOR for failing to report said loss in a timely manner to the insurance company of the Leased Premises.

If the Leased Premises are degraded following a robbery, unlawful entry, breaking glass, etc., the LESSEE shall return the Leased Premises in proper order and bear the costs.

27.3	Waiver of legal action

In the event of an incident, the LESSEE and its insurance companies shall expressly waive all recourse and actions whatsoever against the LESSOR and its insurance companies, based on the total or partial destruction of its equipment, furniture, and property, or based on the inability to utilize the Leased Premises, or based on any other losses or damages.

In return, the LESSOR and its insurance companies shall waive seeking all recourse against the LESSEE and its insurance companies, except in the event of malicious acts and willful misconduct, based on the total or partial destruction or deterioration of the Leased Premises. Consequently, it is specified that the LESSEE is exempt from insuring its rent-related risks.

Consequently, it is specified that the LESSEE is exempt from insuring its rent-related risks.

In addition, the LESSEE and its insurance companies shall waive all recourse in regard to liability or claims against the LESSOR and its insurance companies in the following situations:

•robbery, attempted robbery, any other criminal act or any attack of which the LESSEE could be a victim in the Leased Premises, the LESSOR not having any surveillance obligation. The LESSEE shall be responsible to ensure, as it deems most appropriate, to provide security and surveillance for the Leased Premises and its property;

•elimination, interruption or poor functioning of various shared services and shared pieces of equipment (water, electricity, elevators, IT networks, etc.) or any other problems stemming either from the status of the Building, work, or repairs, regardless of the cause, type, or duration, the LESSOR committing itself to taking all necessary measures to reestablish the functioning of said equipment and provision of said fluids.

•The LESSEE may not demand from the LESSOR and its insurance companies any compensation nor reduction in rent and/or charges for interruptions or irregularities in its activities, equipment, and services:

•in the event of general third-party acts resulting in damage, in which case the LESSEE shall waive filing any claims against the LESSOR based on Article 1719, Paragraph 3 of the Civil Code;

•in the event of accidents occurring in or because of the Building during the Lease period, regardless of the cause. The LESSEE shall thus assume, on its own behalf and under its sole burden, full civil liability resulting therefrom either due to its personnel, the LESSOR, or third parties, without the LESSOR being disturbed or pursued on its part;

•in the event of deficiencies or defects in the Building, in which case the LESSEE shall waive in particular recourse to the provisions of Articles 1719 and 1721 of the Civil Code;

•in the event of any difficulty whatsoever resulting from the execution of work to correct problems or work related to various warranties owed by the builders;
•in the event of disorder resulting from the state of the ground floor and basement (existence of networks, cables, excavations, slabs, etc.) and any collapsing and disorder that could result as a consequence;

•In the event of damages resulting from the state of the Building and any disorder that could result there from, whether it pertain to fixed or moveable property.

27.4	Warranties regarding complete performance: ten-year and two-year

In regard to the first time the Building is leased after completion, the LESSOR shall benefit from warranties regarding complete performance, proper functioning of the pieces of equipment and 10-year warranty according to Article 1792 and ff. of the Civil Code and shall commit to taking all necessary measures pertaining to damages, deficiencies, defects of completion or conformity falling under statutory warranties from which it benefits.

The LESSOR shall be responsible for repairing deficiencies and damages falling under the statutory warranties mentioned above and the associated claims and shall take all reasonable measures to attempt to obtain from its co-contractors measures whereby they limit to the greatest degree the problem affecting the LESSEE by this work as well as its duration.

To allow the LESSOR to exercise its rights according to Article 1792 and ff. of the Civil Code, the LESSEE shall notify it promptly by means of a registered letter with confirmation of receipt or delivered by hand with acknowledgement of receipt, of any damage as soon as it becomes aware of it and at the latest within the deadlines mentioned below, for the entire Lease period in order to allow the LESSOR to exercise said recourse.

In the event that the LESSEE is delayed, recourse to the LESSOR shall no longer be admissible, and the consequences shall be borne by the LESSEE.

Any damage appearing over one (1) year beginning on the date of accepting the work shall be reported promptly within the said warranty period, which expires 1 year after acceptance of the Building’s construction work. To this end, the LESSOR shall notify the LESSEE of the Building’s acceptance date.

During the completion guarantee period, the LESSOR shall prepare, or have prepared, a completion guarantee log listing the damage noted and the corrective work to be performed, while recording the performance of said work.

Damage likely to invoke two- and ten-year statutory warranties shall be reported promptly to the LESSOR for the duration of said warranties, which expire respectively two (2) years and ten (10) years after accepting the Building’s construction work.

The Parties shall organize an inspection of the Leased Premises in the year preceding the expiration of the 10-year warranty, in the three (3) months preceding the expiration of the two-year warranty, and one (1) month prior to the expiration of the completion guarantee.

In regard to the inspection tour of the Leased Premises performed within one (1) month prior to the expiration of the completion guarantee, a report indicating the non-corrected damage shall be prepared and signed by the Parties. The LESSOR shall have a period of one month to take corrective measures.

27.5	Destruction of Leased Premises

If after a fire, an explosion, regardless of cause, or of any incident, the Leased Premises were to be totally destroyed, the Lease would be rightfully terminated, with no compensation owed by any party.

In the event of partial losses, the LESSOR shall be allowed, subject to an exemption to the provisions of Article 1722 of the Civil Code, and subject to the LESSEE’s approval:

•	to rightfully terminate the Lease with no compensation owed by any party or;

•
not to terminate it, the Lease then taking full effect, under the condition that the LESSEE can continue to pursue, under proper and safe conditions, its activities and by way of a decrease in the rental fee or compensation by a payment of the insurance company’s coverage as indicated below, until the premises are returned to a proper state.

If the Lease is continued, subject to the administrative authorizations, the LESSOR shall return the Leased Premises in a proper state within a maximum period of twenty-four (24) months and to allocate to this end all of the compensation paid by the insurance company, subject to the following provisions.

For the entire period that the partially destroyed Leased Premises are returned to a proper state, the Lease shall continue by way of a reduction in the rent and prorated charges of the remaining usable surface area.

If, due to causes for which the LESSOR is not responsible, and within this period of twenty-four (24) months, the return to a proper state proves to be impossible (especially due to reconstruction costs) and even if the destruction is only partial, the Lease shall be terminated by way of a fair compensation paid to the LESSEE.

28. Termination clause
It is expressly agreed between the Parties that in the event of a default in payment of one single rent period at its due date or its related charges (including default interest, indexation reminders, etc.) of a request for charges or more generally, in the event of non-performance of any of the Lease stipulations, and one (1) month after an order to pay or, otherwise, a demand for execution has remained fruitless, the Lease shall be rightfully terminated if deemed appropriate by the LESSOR, without there being a need to satisfy judicial formalities.

The LESSOR may obtain eviction of the Leased Premises by simple summary order given by the President of the competent Regional Court.

Under no circumstances may this article be considered as a threatening or a near formality. Article 28 contains an express exemption desired and accepted by the Parties according to the last paragraph of Article 1184 of the Civil Code.
In addition to the preceding the LESSOR reserves the option to initiate any action it deems useful, especially before the judge based in particular on obtaining payment of overdue rents, any damages, interest and costs associated with the LESSEE not complying with the Lease stipulations.

29. Occupation compensation
If at the end of the Lease, the Leased Premises are not returned to the LESSOR on the deadline, in a non-occupied manner, the occupation compensation owed by the LESSEE or its successors until the effective return date, shall be equal to 1.5 times the daily equivalent of the quarterly lease TTC plus charges and, if applicable, all rights to damages interest for the benefit of the LESSOR. Said occupation compensation does not include duties and taxes, duties and taxes being in addition to the charges of the debtor of said compensation.

30. Subrogation - Substitution option
If, during the Lease or any of its renewals, the LESSOR transfers, in any form whatsoever, the ownership of the Leased Premises, the new owner will be automatically subrogated for the LESSOR in all rights and obligations resulting from the Lease, actively and passively, and this substitution, already accepted by LESSEE, will not be considered as novation with respect to the Lease.

It is henceforth agreed upon and accepted by the Parties that the Lease has been entered into with CIRMAD, but that the Buyer shall have the capacity of Lessor pursuant to a subrogation agreed to by the Buyer and CIRMAD in the BEFA.

31. Tolerance - Non waiver
No tolerance in the implementation of the stipulations of the Lease on the part of LESSOR, regardless of the frequency or the duration, can create any right for the LESSEE. The LESSOR or its agent can, at any time, without condition or time requirement, put an end to and request the strict application by the LESSEE of the Lease stipulations.

As such, LESSOR's failure to enforce any breach by LESSEE of any obligation mentioned in the Lease, whether temporary or permanent, cannot be interpreted as a waiver of the obligation in question. Consequently, it can at any time require LESSEE to adhere to the obligation in question.

Any derogation from the obligations incumbent upon the LESSEE by virtue of the Lease, the law or usages, can only result from the prior, express and written consent of LESSOR.

32. Communication
LESSOR expressly authorizes LESSEE to disclose the existence and contents of the Lease in its entirety to the American federal agency for the regulation and control of financial markets the United States Securities and Exchange Commission, as well as any authority on which depends the LESSEE and/or its parent company, LDR HOLDING CORPORATION, an American company registered in the state of Delaware, whose registered office is located at 13785 Research Boulevard, Suite 200 Austin, Texas, United States, in order to comply with the laws, codes, regulations or similar governmental requirements.

33. Indivisibility of the Lease
The Lease and its schedules together constitute an indivisible whole that cancels and replaces any prior agreements and commitments between the Parties that had the same or similar object. The Lease can only be amended by means of a posterior deed written and signed by the Parties.

34. Expenses
The LESSEE shall repay the LESSOR, at its first request, for all expenses, costs, disbursements and fees relating to any extra-judicial notice required because of LESSEE's failure to comply with the stipulations of the Lease.

All expenses and fees of the Lease and its following, amendments and any renewals shall be shared equally by LESSOR and LESSEE, including the expenses for procedures or any advertising of the Lease.

35. Election of Domicile
For the execution of the Lease, the Parties elect domicile respectively:

•	for the LESSOR in its registered office;

•	for the LESSEE in its registered office, then, starting on the Completion Certification Date, in the Leased Premises,

in the jurisdiction of the Troyes Regional Court.

Part II - Special Conditions

36. Conditions Precedent relating to the Lease

This Lease is signed and accepted by the Parties in the conditions precedent listed hereinafter (the "Conditions Precedent"):

1)	Signature of the original deed(s) of sale of the Land;

2)
Signature of the sale before completion (BEFA) between CIRMAD and the Buyer; it is being specified that the signature of the BEFA itself must obtain bank financing to finance the acquisition of the Building;

All Conditions Precedent are stipulated exclusively for the LESSOR, which alone can assert or waive them, at its sole risks and perils. Such a waiver, if any, shall be notified to the LESSEE by certified letter with notice of receipt.

If any one of the Conditions Precedent is not met by March 7, 2015 and without express waiver by the LESSOR to enforce the failure to meet any one of the Conditions Precedent, this time will be automatically extended by fifteen (15) calendar days.

Beyond this time, and if there is not a better agreement between the parties prior to or after the date of signature of this Lease, this Lease will then be automatically terminated, without any procedure or formal notification and without compensation from either party.

The LESSEE and LESSOR shall specify that meeting the above Conditions Precedent is essential and determining for their consent in this Lease.

37. Definition of the Completion of the Leased Premises

By way of derogation from the provisions of Article R. 261-1 of the French Building and Housing Code, the Parties agree to define the Completion of the Leased Premises as follows:

1) the full completion of the Leased Premises, in compliance with:

-	the stipulations of the Lease and its Schedules;

-	the administrative authorizations and any amended building permit;

2) the completion of compliant operating tests of the Leased Premises, the final connection of the Leased Premises to the outside distribution networks (water, electricity, natural gas, telecommunications, etc.) as well as the normal use of those serving the site.

For the assessment of the Completion, the failures to comply with the Lease stipulations are not taken into consideration when they are not substantial, nor defects that do not make the above-specified works or elements unsuitable for their use when these non-compliances or defects are minor and do not have a general character in the Leased Premises such that they prevent their normal use.

The Parties hereby agree that the Leased Premises cannot be considered as completed in the following cases:

-	an unfavorable opinion issued in the final report of the technical control office;

-
a dysfunction of the following technical facilities making the building unsuitable for its use: (i) electricity (high- and low-voltage currents for the work stations and the functioning of computing equipment), (ii) plumbing (water supply and evacuation of the facilities) and (iii) heating and air-conditioning;

-	non-compliance of the interior and exterior improvements concerning accessibility.

38. Date of Completion of the Leased Premises - Legitimate causes for delay - Work follow-up

38.1	Date of Completion

The planned date of Completion of the Leased Premises is set for March 30, 2016, a date that will if necessary be extended for delays caused by force majeure and/or to the legitimate causes of delay (hereinafter "Contractual Date of Completion").

The effective date on which the Completion of the Leases Premises will be recognized will be the date of the signing of the report prepared in application of the procedure of Article 39 of the Lease or, in the event of a dispute, it will be the date set by the expert in compliance with the procedure defined in Article 40 of the Lease (hereinafter "Completion Certification Date").

Without prejudice to the stipulations in Article 38.2 below, the LESSOR will, in the case of a delay in the Completion of the Leased Premises with respect to the above Contractual Date of Completion, owe to the LESSEE, per day of delay, a late penalty in the final lump-sum amount of two thousand euros (2,000), and capped at Three Hundred Fifty Thousand euros (€350,000).

38.2	Legitimate causes of delay

In the meaning of the Lease, legitimate cause of delay means only the events below, provided that they have an impact on the continuation of construction:

-
Bad weather days in the meaning of the Code of Labor during which the work on a lot has been suspended and that will have been specifically declared by the principal contractor and a copy of which will be provided to the LESSEE accompanied by supporting documents from the Barberey-Saint-Sulpice weather station, that establish the intensities and criteria specified in the table below,

Causes	Lots	Criteria
FREEZING (minimum temperature)	Terracing Structural work Weatherproofing	< + 0°C < +2°C < +2°C
FROST BARRIER	ALL TRADES
PRECIPITATION Between 6:00 and 18:00 (precipitation levels)	Terracing Structural work Weatherproofing	> 30 mm > 15 mm > 3 mm
WIND GUSTS (average speed)	Structural work (crane, framing, roof decking)	>50 km/h
SNOW (depth of snow)	Terracing Structural work Framing Weatherproofing Siding	> 5 cm > 2 cm > 2 cm > 2 cm > 2 cm

-
strikes, whether general or partial, in particular in the construction and related sectors or in transport services, except for strikes of the companies working on the construction site, that would effectively and notably disrupt the construction site.

-	administrative or judicial injunctions to suspend or stop the work, unless the said injunctions are founded on faults or negligence due to the LESSOR;

-	disturbances resulting from hostilities, war events, civil war, acts of terrorism or sabotage, unrest, popular movements, cataclysms, aircraft crashes, fire, flooding;

-
the delays of concession companies and public services charged with viability and networks serving the Building including the Leased Premises (EDF/GDF - France Telecom - Compagnie des Eaux, sewers, fiber optics, etc.), unless the delay is attributable to the absence of a request to connect eight months prior to the Contractual Date of Completion;

-
the delay for delivery of any administrative authorization other than urban planning authorization (in particular authorization to close roadways, etc.) when the authorization was duly requested by the LESSOR within times compatible with the completion of the work and the Contractual Date of Completion and that the delay is the fault of the competent administration.

-	Modification work requested and accepted by the LESSEE,

-	Delays related to the fortuitous discovery of archaeological remains or pollution.

If a case of force majeure or a legitimate cause of delay occurs, the Contractual Date of Completion will be deferred for a length of time equal to the time during which the event in question will have prevented the continuation of work and the Completion Certification.

The above listed events, with the exception of changes requested by the LESSEE and accepted by the LESSOR and the BUYER, can only be the cause of a deferment of the Contractual Date of Completion to the extent that:

-	the LESSOR has informed the LESSEE of the occurrence of the event within five (5) business days starting from the said occurrence;

-	the LESSOR has provided LESSEE with the elements documenting the actual impact of the event on the execution of the work;

-
the LESSOR has provided LESSEE with a written declaration from the principal contractor in charge of carrying out the construction of the Leased Premises certifying the occurrence of the event and its impact on the execution of the work.

When there is no agreement between the LESSOR and the LESSEE about the application of the stipulations of this article, it is expressly agreed that an expert will be appointed who will indicate whether the event alleged by the LESSOR truly constitutes a legitimate cause of delay and, if so, what the real consequences are in terms of delay in the execution of the work.

This expert will be designated in the conditions outlined in Article 40 and chosen from the list shown in the schedules. In particular, the expert will rule as a common representative and any decision delivered will be binding upon the Parties, without any recourse for either of the Parties.

The expenses and financial consequences incurred by the intervention of this expert, and possibly of their court appointment, shall be charged to the LESSOR or to the LESSEE depending on whether or not the report finds the occurrence of a legitimate cause of delay and concludes in a deferred Contractual Date of Completion in accordance with the stipulations mentioned above.

38.3	Tracking Committee - Construction Site Visits

A coordinating committee will be created, for the whole period of construction, which will be composed of a representative of the LESSOR, a representative of the LESSEE and a representative of the BUYER, or at their choice, of one of their representatives.

The object of the coordinating committee is to inform the LESSEE and the BUYER of the progress of the construction, the examination of any modifications requested by the LESSOR, the LESSEE, or the BUYER, depending on the needs and the progress of the construction.

The first meeting of this committee will take place in the month when the work begins, then the committee will meet at least once per month, and more if either party deems it necessary.

During the meetings of the coordinating committee, the LESSEE and/or the BUYER will be able to officially communicate to the LESSOR all of the comments, constraints and reservations that it has to make on the execution of the work and the services resulting from construction site visits that it will have initially requested from the LESSOR.

Each meeting of the committee will occasion the creation of meeting minutes prepared by the LESSOR, and its contents cannot be considered as novation of the contractual agreements or acceptance of any modification of the work. It will be sent to the LESSEE and the BUYER.

The LESSEE and the BUYER are prohibited from being involved in the LESSOR's construction operations and from asserting themselves as owner or renter to give instructions to the architects, entrepreneurs or to any person working at the construction site.

None of the options given to the LESSEE and the BUYER in the subparagraphs above can exempt the LESSOR from its overall responsibility as the Owner.

Due to the dangers at the entire construction site, the LESSEE and the BUYER are formally prohibited from entering the site during construction, without the express authorization of the LESSOR.

It is however specified that the participation by the LESSEE and the BUYER or their assistants in visits or meetings or any oral or written observations of said persons, or any information provided to said persons can never lessen the LESSOR's obligations hereunder, which shall remain full and entire.

38.4	Modifications of structure and interior/exterior layout/Samples

These are any structural and interior layout modifications whose objective is to resolve a technical problem and/or to complete or finalize either the architectural effect or the harmony of the Building that would be made by the LESSOR in agreement with and on the initiative of the principal contractor for the execution of the work.

These modifications, however, can only be made after the LESSOR has obtained the consent of the LESSEE and the Buyer on the conditions. To do this, the LESSOR will send to the LESSEE and the Buyer the complete file of the modifications desired. This file must indicate the reasons for the modifications requested. When there is no response from the LESSEE within ten (10) Business Days of receipt of the proposal for modifications made by the LESSOR, the LESSEE will be deemed to have accepted the said proposal. If, during the above-mentioned time of ten (10) Business Days, a meeting of the Tracking Committee takes place, a decision concerning the requests for desired modifications must be made during the said meeting.

The LESSOR shall be personally liable for the authorization of the Buyer by providing the LESSEE with a written agreement from the Buyer; the LESSEE does not have to directly ask the Buyer for its authorization.

In addition, the LESSOR will provide the LESSEE with samples of materials as well as decorative finishings, such as finishings for facades, bathrooms, living rooms, elevator landings and shafts and others.

In all cases, the technical submissions must be made early enough to ensure that other samples are obtained and presented if the preceding samples are deemed unacceptable.

The LESSOR shall send the samples to the LESSEE thirty (30) days before the planned use of the materials and/or performance of the finishing work. If the LESSEE fails to respond within ten (10) calendar days after receipt of the samples, the LESSEE shall be deemed to have accepted the sample or samples proposed. It is the LESSOR's responsibility to obtain the Buyer's authorizations and provide the LESSEE with the written agreement of the Buyer; the LESSEE shall not have to directly contact the Buyer for its authorization.

All samples must be kept in the model offices until delivery of the Building.

39.	Completion Certification of the Leased Premises - Taking of Possession
Completion Certification of the Leased Premises will take place at the same time as the acceptance of the work and the delivery of the Building, such that the Completion Certification Date occurs at the same time as the date of acceptance of the work and the delivery of the Building.

The LESSOR will invite the LESSEE by sending to it a certified letter with return receipt (copied by an email) at least fifteen (15) days in advance, to participate in operations preliminary to the Completion Certification of the Leased Premises recognizing the Completion of the Leased Premises in compliance with the above-mentioned contractual definition and prepare the list of any reservations in the Report of the Completion Certification.

These preliminary operations will start on condition of LESSEE's acceptance:

-    of a summary of the opinions of the control office;
-    of the proof of obtaining the Q18 control.

The duration of these preliminary operations is set at thirty (30) calendar days starting from LESSEE's receipt of the above-mentioned documents.

In this period, the LESSOR will provide to the LESSEE: (i) the works supervisor having tracked the operation and (ii) all necessary equipment for accessing the assets.

These operations preliminary to the Completion Certification of the Leased Premises shall be conducted by office and by trade contractors.

When these preliminary operations are finished upon the recognition of the completion of the asset, a file of the works executed will be provided. This file must include the following:

-    the architectural plans with location and definition of the coverings and equipment specified in the descriptive Notice;
-    the maintenance plans with location and definition of the control agencies for the technical facilities;
-    the diagrams of the technical facilities;
-    the results of the COPREC tests;
-    the final report of the office of technical control;
-    the IT acceptance;
-    the infrared thermography report on all of the electrical cabinets;
-    the certificate of compliance with regulations on the accessibility of persons with reduced mobility from the technical controller;
-    the list by trade contractor of all materials and equipment implemented with documentation, brand, supplier references and addresses.

At the conclusion of the preliminary operations for the completion certification of the asset, a joint recognition report of the state of the said completion and a report in two original copies will be prepared certifying the completion of the asset and including, as needed, the list of Reservations

For this purpose, the LESSOR shall notify the LESSEE, by registered mail with return receipt (with a copy via email), at least five (5) days in advance, of a meeting during which a report on the verification of the Completion is established.

The LESSEE will then take possession of the Leased Premises. The time allocated for LESSEE to move in is five (5) business days starting from the day after the signing of the report certifying the Completion of the Leased Premises.

The taking of possession of the Premises can only be refused in the event that the Reservations formulated are for errors or building defects of such significance that they would prevent the work of moving in. The recognized imperfections that do not justify such a refusal to enter the space will not delay the taking of possession.

The parties hereby agree that the Leased Premises cannot be considered as completed in the following cases:

-	an unfavorable opinion issued in the final report of the technical control office;

-
a dysfunction of the following technical facilities making the building unsuitable for its use: (i) electricity (high- and low-voltage currents for the work stations and the functioning of computing equipment), (ii) plumbing (water supply and evacuation of the facilities) and (iii) heating and air-conditioning;

-	non-compliance of outside improvements concerning accessibility.

The list of Reservations visually reported by the LESSEE that will have been accepted by the LESSOR will be appended to this report (the "Reservations").

The LESSOR will make sure that the Reservations are removed within two (2) months starting from LESSEE's moving into the Leased Premises. The LESSEE must be informed of the intervention of the companies for the removal of Reservations with 48 hours’ advance notice that will specify the name of the interveners, the date of the intervention, its duration and its nature. A report of the removal of the Reservations will be jointly prepared by the Parties following the visit for the removal of the Reservations to which the LESSEE will be invited by registered letter with return receipt sent five (5) business days prior to the date of the said visit.

After the Completion Certification Date, the LESSEE can no longer require additional work of the LESSOR concerning apparent defects or substandard work, whether it is substandard work, work not done or non-conformities, that it would not have reported except for the removal of the recognized Reservations or work requested by the expert designated in Article 40.

If the LESSEE does not appear on the date specified in this Article for any reason whatsoever, a second meeting invitation will be sent to it by registered letter with request for return receipt or by hand-delivered letter against receipt, with two (2) Business Days' notice.

Should the LESSEE not appear at this new meeting, the Leased Premises shall be deemed completed and the report of the completion certification prepared by the LESSOR will alone be deemed applicable to the LESSEE.

The LESSOR will send to the LESSEE the report documenting the removal of all Reservations.

Pursuant to the agreements subscribed by CIRMAD and the Buyer within the BEFA, if after certification of the Completion of the Leased Premises under the conditions stipulated by the Lease, the LESSEE does not take possession of the Leased Premises, the Buyer shall benefit from a reduction in the sale price of the Building in the amount of One Million Three Hundred Eighty-Six Thousand Three Hundred Fifty euros (€1,386,350), representing 10% of the total sale price.
Under these agreement, the Buyer, CIRMAD and the LESSEE have agreed that, in this case or, after certification of the Completion of the Leased Premises under the conditions stipulated by the Lease, the LESSEE does not take possession of Leased Premises, the LESSE shall be liable for the following, after a formal notice to take possession of the premises sent by registered mail with return receipt remains without remedy at the expiration of a period of fifteen (15) days:.

•
to the Initial Lessor (CIRMAD): a final, lump-sum indemnity in discharge in the amount of One Million Three Hundred Eighty-Six Thousand Three Hundred Fifty euros (€1,386,350), for the loss suffered by the Initial Lessor resulting from the reduction in the sale price under the provisions above (hereinafter the "CIRMAD Indemnification").

The payment of this final lump-sum indemnification to the Initial Lessor must take place within a maximum of thirty (30) days from:

◦	either the signature of the report certifying the Completion of the Leased Premises;

◦
or, if an industry expert is designated under the conditions stipulated in Article 40 below, after the date of the meeting during which said expert has certified the Completion of the Leased Premises in the presence of the Parties.

If this sum is not paid within the thirty-day period stipulated above, the Initial Lessor shall have the right to receive, in addition to the amount due, penalty interest per month, equal to the legal interest rate plus five hundred (500) basis points; any month started shall be considered a complete month.

•
to the Final Lessor (the Buyer): for the loss suffered by the Buyer in its capacity as LESSOR, final, lump-sum indemnity in discharge equal to (i) the sum of the Rents and Rent Supplements due or to be owed over the total, firm term of the Lease, i.e. a term of ten (10) years, and a lump-sum amount to cover the charges (ii) minus the amount of the CIRMAD indemnification (hereinafter the "Final Lessor Indemnification").

It is specified that the Parties:

-
hereby recognize that the sum of the Rents and Rent Supplements, before discounting and indexing and excluding charges, over the total, firm term of the Lease, represents a total amount of Eleven Million Seventy-Nine Thousand Fifty euros [€11,079,050];

-	agree to set the lump-sum amount of said charges at One Million euros (€1,000,000);

-
and agree, for the determination of the Final Lessor Indemnification, to add to these amounts the amount corresponding to the Rent discounting calculated pursuant to the Lease, and to waive the application of the provisions of Article 9 governing the indexing of the Rent.

The Indemnification must be paid to the Final Lessor within a maximum period of thirty (30) days from:

◦	either the signature of the report certifying the Completion of the Leased Premises;

◦
or, if an industry expert is designated under the conditions stipulated in Article 40 below, after the date of the meeting during which said expert has certified the Completion of the Leased Premises in the presence of the Parties.

If this sum is not paid within the thirty-day period stipulated above, the Initial Lessor shall have the right to receive, in addition to the amount due, penalty interest per month, equal to the legal interest rate plus five hundred (500) basis points; any month started shall be considered a complete month.

40.	Disagreement on the Completion and/or the reservations regarding the Leased Premises

If the LESSEE does not agree with the status of the Completion of the Leased Premises, a report recognizing the refusal of recognition of the Completion shall be created. When there is no agreement between the LESSOR and the LESSEE within five (5) Business Days thereafter, the Parties expressly agree to designate an expert who will indicate whether the Leased Premises have been completed or not, in the meaning of the stipulated definition and if not, the work necessary for the Leased Premises to be completed in the meaning of this Article.

This expert will be designated in the conditions outlined in this article and chosen from the list shown in Schedule 8.

This expert will be jointly chosen by the LESSOR and the LESSEE within five (5) Business Days following the visit of the Leased Premises in which the disagreement on the Completion of the Leased Premises occurred. When there is no agreement between the LESSOR and the LESSEE within five (5) Business Days, this expert will be designated by the Chairman of the Troyes Regional Court, at the request of the most diligent Party.

It is specified that, as the Leased Premises that are part of the Building being sold before completion, the Parties shall try to use the same expert as the one used, as necessary, in the delivery process occurring between the seller in the sale before completion (VEFA) and its buyer.

Once the work prescribed by the above-mentioned expert is duly completed, a new meeting will be convened to jointly record the Completion of the Leased Premises in the presence of this latter.

This expert will rule as common representative and the decision will be binding upon the Parties, without recourse possible for either of the Parties.

The expenses and financial consequences incurred by the intervention of this expert, and possibly of their judicial appointment, shall be charged to LESSOR or to the LESSEE depending on whether or not the report will have found the Completion of the Leased Premises in the meaning of the above-defined criteria.

If the expert finds that the Leased Premises have been completed, with or without Reservations, the Completion Certification Date of the Leased Premises will be the date for which the LESSEE was invited for the first time to come certify the Completion of the Leased Premises.

In the opposite case, the LESSOR shall carry out or have carried out the work prescribed by the expert to reach the Completion of the Leased Premises and again summon the LESSEE by registered letter with request for return receipt. At this new visit for recognition of completion, a new report will be created that will be countersigned by the expert. Even if the report lacks the signature of either of the Parties, the Completion Certification Date will be the date on which the expert will have found the Completion of the Leased Premises.

The same expert determination as the one stipulated by this Article will be applicable in the case of LESSOR'S disagreement on the state or the justification of the reservations made by the LESSEE at the time of the recognition of the Completion of the Leased Premises, and/or in the case of LESSEE's disagreement on the removal of one or more Reservation(s). In these last two cases, the expert will decide whether the Reservation concerned must be accepted or not and/or if it effectively was removed by the LESSOR. The fees of the expert shall be borne by the Party whose allegations will have been rejected by the expert.

41.	Conditions for making the Leased Premises available

The LESSOR is only required to provide the keys for accessing the Leased Premises when the following conditions are met:

-	The LESSEE has paid to LESSOR the amounts of the Rent and the provision for charges payable on the Completion Certification Date;

-	The LESSEE has provided LESSOR with the certificates documenting subscription to the insurance policies mentioned in the Lease.

42.	Modification Work
In the course of the completion of the construction work, the LESSEE may possibly request in writing from the LESSOR modifications specified by the Technical File.

The LESSOR will inform the Buyer and will obtain its opinion on the matter.

If the LESSOR deems that the modification work requested by the LESSOR is compatible with the state of progress of construction, legal and regulatory provisions, the use of the Leased Premises and the Contractual Date of Completion of the Leased Premises, and that the Buyer has given its consent to the request to carry out this work of which it will have been informed in advance by the LESSOR, it will submit, to the LESSEE and to the Buyer within ten (10) Business Days starting from the LESSEE's written request, the time of completion and an estimate indicating the financial conditions for the completion of this modification work.

The LESSOR shall be personally liable for the authorization of the Buyer by providing the LESSEE with a written agreement from the Buyer: the LESSEE does not have to directly ask the BUYER to obtain its authorization.

The LESSEE will then have five (5) Business Days to confirm its request for modification work and accept the estimate. Unless the Buyer formally agrees to take charge of the said modification work, the LESSEE shall pay the amount on the LESSOR's first request.

In any case, the LESSOR:

-	can always reject the modification work requested by the LESSEE in the case of Buyer's rejection;

-	will not be responsible for postponing the Completion Certification Date of the Leased Premises if it is occasioned by the modification work requested by the LESSEE.

43.	Extension of the Leased Premises

If, after the Effective Date of the Lease, the LESSEE wishes to consider an extension of the surface area of the Leased Premises, the Parties will meet to discuss in good faith the technical, legal and financial feasibility of the planned extension and if necessary, discuss the conditions necessary to carry it out.

44.	LESSEE's preemption right

By express agreement, Lessee waives its preferential right drawn from Article L145-46-1 of the Commercial Code such that the Lessor can freely transfer the Leased Premises in the course of the Lease without being held to any obligation toward the Lessee.

Executed in Troyes on March 6, 2015 on 4 originals

/s/ Laurent Mourey LESSOR	/s/ Patrick Richard LESSEE